SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
November 7, 2003

Commission File No. 001-11155

WESTMORELAND COAL COMPANY
(Exact name of registrant as specified in its charter)

Delaware	23-1128670
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

14th Floor, 2 North Cascade Avenue, Colorado Springs, CO 80903
(Address of principal executive offices)                               (Zip Co de)

Registrant’s telephone number, including area code: (719) 442-2600

Item 5. Other Events.

The Company announced today that its Board of Directors has declared a dividend of $0.20 per depositary share payable on January 1, 2004 to holders of record as of December 8, 2003. An additional $0.33125 per depositary share will accumulate on January 1, 2004. Each depositary share represents one-quarter of a share of the Company’s Series A Convertible Exchangeable Preferred Stock. This is the sixth consecutive quarter that the Company has paid a dividend on the depositary shares.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

          (c) Exhibits

          Exhibit 99.1 - Press release dated November 7, 2003

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WESTMORELAND COAL COMPANY

Date: November 7, 2003	By: /s/ Ronald H. Beck
Ronald H. Beck
Vice President - Finance and Treasurer
(A Duly Authorized Officer)

EXHIBIT 99.1

Westmoreland Declares Dividend
On Series A Convertible Exchangeable
Preferred Stock

Colorado Springs, CO – November 7, 2003 -- Westmoreland Coal Company (AMEX:WLB) announced today that its Board of Directors has declared a dividend of $0.20 per depositary share payable on January 1, 2004 to holders of record as of December 8, 2003. An additional $0.33125 per depositary share will accumulate on January 1, 2004. Each depositary share represents one-quarter of a share of the Company’s Series A Convertible Exchangeable Preferred Stock. This is the sixth consecutive quarter that the Company has paid a dividend on the depositary shares.

Westmoreland Coal Company is the oldest independent coal company in the United States. The Company’s coal operations include Powder River Basin coal mining in Montana and lignite mining operations in Montana, North Dakota, and Texas. Its power operations include ownership interests in two coal-fired and one natural gas-fired generating plant. Westmoreland is implementing a growth strategy dedicated to meeting America’s dual goals of low-cost power and a clean environment through the acquisition and development of complementary, niche opportunities in coal, power and other segments of the energy sector. For more information visit www.westmoreland.com.

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Contact: Diane Jones (719) 442-2600